Exhibit 10.1
FIRST AMENDMENT TO CREDIT AGREEMENT
     This First Amendment to Credit Agreement (this “First Amendment”) is made as of this 24th day of November, 2009 by and among:
     rue21, inc., a Delaware corporation, for itself and as agent (in such capacity, the “Lead Borrower”) for the other Borrowers from time to time party to the Credit Agreement (as defined below);
     r services llc, a Virginia limited liability company (the “Guarantor”);
     BANK OF AMERICA, N.A., as a Lender; and
     BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer;
in consideration of the mutual covenants herein contained and benefits to be derived herefrom.
W I T N E S S E T H:
     WHEREAS, reference is made to that certain Credit Agreement, dated as of April 10, 2008 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among (i) the Lead Borrower (as successor by merger to rue21, inc., a Pennsylvania corporation) and the other Borrowers from time to time party thereto (individually, a “Borrower” and, collectively with the Lead Borrower, the “Borrowers”), (ii) the Guarantors from time to time party thereto (individually, a “Guarantor” and, collectively, the “Guarantors”), (iii) the Lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), and (iv) Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer;
     WHEREAS, the Loan Parties have requested that the Administrative Agent and the Lenders amend certain provisions of the Credit Agreement; and
     WHEREAS, the Administrative Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement on the terms and conditions set forth herein.
     NOW, THEREFORE, it is hereby agreed as follows:
1.	Definitions. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.
2.	Amendments to Article I. The definitions of the following terms in Article I of the Credit Agreement are hereby amended as follows:
(a)	The definition of “Adjustment Date” is hereby deleted in its entirety and the following substituted in its stead:

“Adjustment Date” means the first day of each Fiscal Quarter, provided that the first Adjustment Date after the First Amendment Effective Date shall be May 1, 2010.

(b)	The definition of “Applicable Margin” is hereby deleted in its entirety and the following substituted in its stead:

“Applicable Margin” means:
     (a) From and after the First Amendment Effective Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below, unless Average Daily Excess Availability does not support the requirements of Level II or lower, in which event the Applicable Margin will be set at Level III or Level IV, as applicable. In no event shall the Applicable Margin be set at Level I prior to the first Adjustment Date (even if the Average Daily Excess Availability requirements for Level I have been met); and
     (b) From and after the first Adjustment Date, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Excess Availability for the most recent Fiscal Quarter ended immediately preceding such Adjustment Date; provided, however, that notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default, the Administrative Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in Level IV (even if the Average Daily Excess Availability requirements for a different Level have been met) and interest shall accrue at the Default Rate unless and until such time as such Event of Default has been duly waived as provided in Section 10.01 hereof; provided further that, if any Borrowing Base Certificate delivered pursuant to Section 6.02 of this Agreement is at any time restated or otherwise revised, or if the information set forth in any such Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

	Average Daily	LIBO Applicable	Base Rate
Level	Excess Availability	Margin	Applicable Margin
I	Greater than or equal to $60,000,000	2.25%	1.25%
II	Less than $60,000,000 but greater than or equal to $40,000,000	2.50%	1.50%
III	Less than $40,000,000 but greater than or equal to $20,000,000	2.75%	1.75%
IV	Less than $20,000,000	3.00%	2.00%
(c)	The definition of “Appraisal Percentage” is hereby deleted in its entirety and the following substituted in its stead:

“Appraisal Percentage” means the following percentages during the periods indicated:

Period	Appraisal Percentage
January 1st through September 30th of each year	90%
October 1st through December 31st of each year	92.5%
(d)	The definition of “Base Rate” is hereby deleted in its entirety and the following substituted in its stead:

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, or (c) the Adjusted LIBO Rate (calculated utilizing the LIBO Rate for a one-month interest period, as determined on such day), plus one percent (1.00%). The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. If, for any reason, the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or the LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Base Rate shall be determined without regard to clauses (a) or (c) of the first sentence of this definition, as applicable, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in Bank of America’s “prime rate”, the Federal Funds Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in Bank of America’s “prime rate”, the Federal Funds Rate or the Adjusted LIBO Rate, respectively.
(e)	The definition of “Cash Dominion Event” is hereby deleted in its entirety and the following substituted in its stead:

“Cash Dominion Event” means either (a) the occurrence and continuance of any Event of Default, or (b) the failure of the Borrowers to maintain Excess Availability for fourteen (14) consecutive days equal to or greater than twenty percent (20%) of the Borrowing Base at any time. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Administrative Agent’s option (i) so long as such Event of Default has not been waived, and/or (ii) if such Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, until Excess Availability for thirty (30) consecutive Business Days is equal to or greater than twenty percent (20%) of the Borrowing Base, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Excess Availability exceeds the required amount for thirty (30) consecutive Business Days) at all times after a Cash Dominion Event has occurred and been discontinued on three (3) occasions after the Closing Date.

(f)	The definition of “Change of Control” is hereby deleted in its entirety and the following substituted in its stead:

“Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than SKM Equity Partners II, L.P. and its Affiliates becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of (i) 35% or more of the Equity Interests of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right) and (ii) a percentage that is greater than the percentage of the Equity Interests of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower that is then beneficially owned by SKM Equity Partners II, L.P. and its Affiliates; or
     (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Lead Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
     (c) the Lead Borrower fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party free and clear of all Liens (other than the Liens in favor of the Collateral Agent), except where such failure is as a result of a transaction permitted by the Loan Documents.
(g)	The definition of “Covenant Compliance Event” is hereby deleted from Article I of the Credit Agreement in its entirety.

(h)	Clause (h) of the definition of “Permitted Disposition” is hereby deleted in its entirety and the following substituted in its stead:
“(h) the issuance and sale of Equity Interests (other than Disqualified Stock) by any Loan Party or any Subsidiary thereof, including, without limitation, (i) the sale or issuance of any Equity Interests of the Lead Borrower in connection with a Public Offering and (ii) the sale or issuance of Equity Interests of the Lead Borrower to directors, officers, employees and consultants of the Lead Borrower or any Subsidiary thereof in connection with a management incentive plan or other compensation arrangement approved by the board of directors of the Lead Borrower.”
(i)	Clause (a) of the definition of “Prepayment Event” is hereby amended by deleting the reference to “$2,500,000” and replacing it with a reference to “$4,000,000”.

(j)	Clause (b) of the definition of “Prepayment Event” is hereby amended by deleting the reference therein to “$1,000,000” and replacing it with a reference to “$2,000,000”.

(k)	The definition of “Public Offering” is hereby deleted in its entirety and the following substituted in its stead:

“Public Offering” means a public offering of the Equity Interests of the Lead Borrower pursuant to an effective registration statement (other than a registration statement on Form S-8) under the Securities Act of 1933.

(l)	The definition of “Revolving Credit Ceiling” is hereby amended by deleting the reference to “$60,000,000” and replacing it with a reference to “$85,000,000”.

(m)	The following new definitions are hereby added to Article I of the Credit Agreement in alphabetical order:
(i)	“Average Daily Outstandings” means the average daily Outstandings for the immediately preceding month.

(ii)	“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Loans mature; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Lead Borrower or one of its

Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Lead Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

(iii)	“First Amendment Effective Date” means November 24, 2009.

(iv)	“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments or (b) the Borrowing Base.

(v)	“Outstandings” means the aggregate Outstanding Amount of all Loans (including Committed Loans and Swing Line Loans).
3.	Amendments to Article II. The provisions of Article 2 of the Credit Agreement are hereby amended as follows:
(a)	Section 2.09(a) of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:
“(a) Commitment Fee.
     (i) From and after the First Amendment Effective Date until [May 1, 2010], the Borrowers shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the percentage per annum set forth in Level II of the grid below (the “Commitment Fee Percentage”) times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations; provided that, if Average Daily Excess Availability does not support the requirements of Level II or lower, the Commitment Fee Percentage will be set at Level III or Level IV, as applicable. In no event shall the Commitment Fee Percentage be set at Level I prior to May 1, 2010 (even if the Average Daily Excess Availability requirements for Level I have been met).

     (ii) From and after May 1, 2010, the Borrowers shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a Commitment Fee equal to the Commitment Fee Percentage set forth in the grid below determined based upon Average Daily Excess Availability during the calendar month just ended times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations; provided that, if any Borrowing Base Certificate delivered pursuant to Section 6.02 of this Agreement is at any time restated or otherwise revised, or if the information set forth in any such Borrowing Base Certificate otherwise proves to be false or incorrect such that the Commitment Fee Percentage would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, the Commitment Fee due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

	Average Daily Excess	Commitment Fee
Level	Availability	Percentage
I	Greater than or equal to $60,000,000	0.35%
II	Less than $60,000,000 but greater than or equal to $40,000,000	0.40%
III	Less than $40,000,000 but greater than or equal to $20,000,000	0.45%
IV	Less than $20,000,000	0.50%
The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the last Business Day of each calendar month, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated monthly in arrears, and if there is any change in the Commitment Fee Percentage during any month, the actual daily amount shall be computed and multiplied by the Commitment Fee Percentage separately for each period during such month that such Commitment Fee Percentage was in effect.

(b)	Section 2.09(b) of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

“(b) RESERVED.”
(c)	The first sentence of Section 2.15(a) of the Credit Agreement is hereby amended by deleting the reference therein to “$25,000,000” and replacing it with a reference to “$15,000,000”.
4.	Amendments to Article VI. The provisions of Article VI of the Credit Agreement are hereby amended as follows:
(a)	Section 6.01(c) of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:
“(c) RESERVED.”
(b)	Section 6.02(b) of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

“(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower and (ii) a copy of management’s discussion and analysis with respect to such financial statements in form and substance substantially similar to the discussion and analysis which the Lead Borrower delivered to the agent under the Existing Revolving Credit Loan Agreement immediately prior to the Closing Date, which such changes thereto as the Administrative Agent may reasonably request from time to time. In the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP;”

(c)	The proviso in Section 6.02(c) of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

“;provided that (i) if Excess Availability is less than twenty percent (20%) of the Borrowing Base at any time, or (ii) any Event of Default has occurred and is continuing, at the election of the Administrative Agent, such Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday;”

(d)	The third sentence of Section 6.10(b) of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

“The Loan Parties acknowledge that the Administrative Agent may, in its Discretion, undertake one (1) inventory appraisal and one (1) commercial finance examination each Fiscal Year at the Loan Parties’ expense; provided that, if

Average Daily Outstandings as of the end of any month during the term of this Agreement are greater than $20,000,000, the Loan Parties acknowledge that the Administrative Agent may, in its Discretion, undertake up to two (2) inventory appraisals and up to two (2) commercial finance examinations each Fiscal Year at the Loan Parties’ expense; provided further that the cost of one (1) inventory appraisal and one (1) commercial finance examination shall not exceed $60,000 in the aggregate, plus all reasonable out-of-pocket expenses and costs incurred in connection therewith.”
5.	Amendments to Article VII. The provisions of Article VII of the Credit Agreement are hereby amended as follows:
(a)	The lead-in language in Section 7.06 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its stead:

“7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing prior to, or immediately after giving effect to, any action described below or would result therefrom:”

(b)	Section 7.06 of the Credit Agreement is hereby amended by deleting the “and” at the end of clause (c), by deleting the “.” at the end of clause (d) and replacing it with “; and” and by adding the following new clause (e):

“(e) the Loan Parties and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests held by any of its present or former directors, officers, employees and consultants pursuant to any management equity plan or stock option plan, provided that Restricted Payments made pursuant to this clause (e) shall not exceed (i) $500,000 in the aggregate in any Fiscal Year and (ii) $2,000,000 in the aggregate from and after the First Amendment Effective Date;”

(c)	Section 7.09 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its stead:

“7.09 Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to:
     (a) a transaction between or among the Loan Parties;

     (b) payment of reasonable compensation to officers and employees for services actually rendered to any Loan Party or any Subsidiary thereof pursuant to any management incentive plan or other compensation arrangement approved by the board of directors of such Loan Party or any such Subsidiary; and
     (c) a one-time cash payment to SKM Equity Partners II, L.P. in an amount not to exceed $1,500,000 in connection with termination of the existing management agreement between the Lead Borrower and SKM Equity Partners II, L.P., provided that such payment may not be made if an Event of Default then exists or would arise therefrom.”
(d)	Section 7.15 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its stead:

“7.15 Availability Covenant. Permit Excess Availability at any time to be less than ten percent (10%) of the Loan Cap.”
6.	Amendments to Article VIII. The provisions of Article VIII of the Credit Agreement are hereby amended as follows:
(a)	Section 8.01(e) of the Credit Agreement is hereby amended by deleting each of the references therein to “$1,000,000” and replacing each such reference with a reference to “$2,000,000”.

(b)	Section 8.01(h) of the Credit Agreement is hereby amended by deleting the reference therein to “ten (10) consecutive days” and replacing it with a reference to fifteen (15) consecutive days”.

(c)	Section 8.01(i) of the Credit Agreement is hereby amended by deleting each of the references therein to “$1,000,000” and replacing each such reference with a reference to “$2,000,000”.
7.	Amendment to Schedule 6.02. Schedule 6.02 to the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 6.02 annexed to this First Amendment.
8.	Ratification of Loan Documents. Except as otherwise expressly provided herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The Loan Parties hereby ratify, confirm, and reaffirm that all representations and warranties of the Loan Parties contained in the Credit Agreement or any other Loan Document are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date. The Guarantors hereby acknowledge, confirm and agree that the Guaranteed Obligations of the Guarantors under, and as defined in, the Facility Guaranty include, without limitation, all Obligations of the Loan Parties at any time and from time to time outstanding under the Credit Agreement and the other Loan Documents, as such Obligations have been increased pursuant to this First Amendment. The Loan Parties hereby acknowledge, confirm and agree that the Security Documents, and any and all Collateral previously pledged to the Collateral Agent, for the benefit of the Credit Parties, pursuant thereto, shall continue to secure all Obligations of the Loan Parties at any time and from time to time outstanding under the Credit Agreement and the other Loan Documents, as such Obligations have been increased pursuant to this First Amendment.
9.	Conditions to Effectiveness. This First Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the reasonable satisfaction of the Administrative Agent:
(a)	The Administrative Agent shall have received counterparts of this First Amendment duly executed and delivered by each of the parties hereto.

(b)	The Administrative Agent shall have received counterparts of that certain First Amendment to Security Agreement dated as of even date herewith among the Loan Parties and the Collateral Agent (“Amendment to Security Agreement”) and that certain First Amendment to Intellectual Property Security Agreement dated as of even date herewith among the Loan Parties and the Collateral Agent (“Amendment to IP Security Agreement”), each duly executed and delivered by each of the parties thereto.

(c)	All corporate and shareholder action on the part of the Loan Parties necessary for the valid execution, delivery and performance by the Loan Parties of this First Amendment, the Amendment to Security Agreement and the Amendment to IP Security Agreement shall have been duly and effectively taken and evidence thereof reasonably satisfactory to the Administrative Agent shall have been provided to the Administrative Agent.

(d)	The Lead Borrower shall have delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, a certificate of an authorized officer attaching true and accurate copies of the Lead Borrower’s amended and restated Certificate of Incorporation and amended and restated By-Laws.

(e)	The Loan Parties shall have paid to the Administrative Agent, for its own account, an amendment fee (the “Amendment Fee”) in the amount of $125,000. The Amendment Fee shall be fully earned and paid by the Loan Parties to the Administrative Agent in full on the effective date of this First Amendment. The Amendment Fee shall not be subject to refund or rebate under any circumstances.

(f)	The Loan Parties shall have paid in full all reasonable costs and expenses of the Agents (including, without limitation, reasonable attorneys’ fees) in connection with the preparation, negotiation, execution and delivery of this First Amendment and related documents.
(g)	After giving effect to this First Amendment, no Default or Event of Default shall have occurred and be continuing.
     10. Miscellaneous.
(a)	This First Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this First Amendment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this First Amendment.

(b)	This First Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(c)	Any determination that any provision of this First Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not effect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this First Amendment.

(d)	The Loan Parties represent and warrant that they have consulted with independent legal counsel of their selection in connection with this First Amendment and are not relying on any representations or warranties of the Agents or the Lenders or their counsel in entering into this First Amendment.

(e)	This First Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties have hereunto caused this First Amendment to be executed and their seals to be hereto affixed as of the date first above written.

rue21, inc., as Lead Borrower and as a Borrower

By:	/s/ Keith McDonough

Name:	Keith McDonough
Title:	Senior Vice President, Chief Financial Officer and Secretary

r services llc, as a Guarantor

By:	/s/ Keith McDonough

Name:	Keith McDonough
Title:	Director and President

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Swingline Lender and as a Lender

By:	/s/ Richard D. Hill, Jr.

Name:	Richard D. Hill, Jr.

Title:	Managing Director

Signature Page to First Amendment to Credit Agreement

Schedule 6.02

Rue21, Inc. Reporting Requirements	Included
A. Monthly (within 6 days after the end of each fiscal month) [1]
1. Borrowing Base Certificate

2. Inventory Roll-Forward Report

3. Returns Report

4. Fiscal Year to Date Sales Since Last Physical

5. Eligible In-Transit Report

6. Major Credit Card Receivables Report

7. Customer Credit Liabilities (Gift Cert/Card, Merch. Credits, Cust. Deposits)

8. Land Lord Rent Reserve Report

B. Quarterly (within 45 days after the end of each fiscal quarter)
1. Quarterly Financial Statements

2. Quarterly Compliance Certificate

C. Annually (within 30 days of fiscal year end)
1. Projected consolidated forecast by month

D. Annually (within 90 days of fiscal year end)
1. Annual Financial Statements

2. Annual Compliance Certificate

3. Certificate from Registered Public Accounting Firm

[1]	BBC reporting will trigger to weekly reporting (due on the Wednesday of each week or, if Wednesday is not a Business Day, on the next succeeding Business Day, as of the close of business on the immediately preceding Saturday;) if Excess Availability is less than twenty percent (20%) of the Borrowing Base at any time, or (ii) any